SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
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                                    FORM 8-K

                Current Report Pursuant to Section 13 or 15(d) of

                       The Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): March 17 , 1999


                             OBJECTSOFT CORPORATION
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               (Exact Name of Registrant as Specified in Charter)


              Delaware                   1-10751            22-3091075
    (State or Other Jurisdiction       (Commission         (IRS Employer
          of Incorporation)             File No.)       Identification No.)


Continental Plaza III, 433 Hackensack Avenue, Hackensack, NJ               07601
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(Address of Principal Executive Offices)                              (Zip Code)


        Registrant's telephone number, including area code (201) 343-9100


                                 Not Applicable
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          (Former Name or Former Address, if Changed Since Last Report)

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Item 5.  Other Events

         On March 17, 1999, the Company closed a private financing (the "Transaction") under a 6% Series E Convertible Preferred Stock Subscription Agreement dated as of March 17, 1999 (the "Agreement") with Settondown Capital International, Ltd. (the "Placement Agent") and several investors (the "Investors") pursuant to which the Company sold, and the Investors purchased, $2,000,000 of 6% Series E Convertible Preferred Stock (the "Preferred Stock") and Warrants to purchase an aggregate of 50,000 shares of the Company's Common Stock (the "Common Stock") for an aggregate purchase price of $2,000,000. The Company agreed to promptly file a registration statement under the Securities Act of 1933, as amended, registering for resale shares of Common Stock issuable in connection with the Agreement.

         Pursuant to the Agreement, the Company issued to the Placement Agent as placement agent fees (i) 1,000 shares of Preferred Stock, (ii) a Warrant to purchase 50,000 shares of Common Stock and (iii) three (3%) percent of the investment amount in cash ($60,000).

         Each share of Preferred Stock may be converted into shares of Common Stock, beginning on the earlier of (i) sixty days following the closing of the Transaction or (ii) the effective date of the registration statement covering the resale of the Common Stock, at a conversion rate determined by dividing $100, the purchase price per share of Preferred Stock, by the "Conversion Price," which is the lesser of (x) the closing bid price for the Common Stock on the day immediately preceding the closing date for the Transaction or (y) the average of (A) the average of the three lowest closing bid prices of the Common Stock during the (22) day trading period immediately preceding the conversion date (the "Lookback Period") and (B) the converting holder's choice of five consecutive closing bid prices of the Common during the Lookback Period. (The Lookback Period is increased by two (2) trading days on the last trading day of each month, starting on the first day of the fourth (4th) month from the closing of the Transaction, until the Lookback Period equals a maximum of thirty (30) trading days.)

         The number of shares of Common Stock issuable to each holder at any time upon conversion will not exceed the number of shares which, when aggregated with all other shares of Common Stock then owned of record by such holder, would result in such holder owning, in aggregate, more than 9.99% of all of the Company's outstanding Common Stock on the date of conversion.

         In connection with the Transaction, the parties to that certain Amended and Restated 6% Series D Convertible Preferred Stock Subscription Agreement, formerly known as the Private Equity Line of Credit Agreement, dated as of December 30, 1998 (previously reported on the Company's Form 8-K filed on January 15, 1999), agreed to terminate the second and third tranches thereof, comprising the issuance and sale of an additional $1,000,000 of Series D Convertible Preferred Stock.



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         The foregoing is a brief  description of the terms of the  Transaction.
It is not complete and it is qualified in its entirety by reference to the Agreement, the Certificate of Designation of the Series E Convertible Preferred Stock, the Form of Warrant, the Registration Rights Agreement, the Escrow Agreement and a press release issued on March 17, 1999, which have been filed as Exhibits to this Current Report.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         (c)      Exhibits.


Exhibit
 No.                                    Description
-------                                 -----------

4.1        -        6% Series E Convertible Preferred Stock Subscription
                    Agreement, dated as of March 17, 1999
4.2        -        Certificate of Designation of Series E Preferred Stock
4.3        -        Amended Certificate of Designation of Series E Preferred
                    Stock
4.4        -        Form of Investors' Warrant
4.5        -        Registration Rights Agreement dated as of March 17, 1999
99.1       -        Press release issued on March 19, 1999



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                                    SIGNATURE

         Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:   March 19, 1999


                                       OBJECTSOFT CORPORATION



                                       By:   /s/ David E.Y. Sarna
                                             -----------------------------------
                                                 David E.Y. Sarna
                                                 Chairman, Co-Chief Executive
                                                 Officer and  Secretary

                                  EXHIBIT INDEX



Exhibit
   No.                              Description
-------                             -----------

4.1             6%  Series  E  Convertible   Preferred  Stock   Subscription
                Agreement, dated as of March 17, 1999
4.2             Certificate of Designation of Series E Preferred Stock
4.3             Amended Certificate of Designation of Series E Preferred Stock
4.4             Form of Investors' Warrant
4.5             Registration Rights Agreement dated as of March 17, 1999
99.1            Press release issued on March 19, 1999



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